EXHIBIT 99.C

-------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEETS

HORIZON BANCORP, INC.
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                              DECEMBER 31
                                                                                         1997            1996
                                                                                    --------------------------------
ASSETS
Cash and due from banks                                                                 $   31,262       $ 36,503
Federal funds sold                                                                          14,035          2,455
                                                                                    --------------------------------
                                                        Cash and cash equivalents           45,297         38,958
Investment securities:
   Available-for-sale at fair value                                                        173,864        205,923
   Held-to-maturity (approximate fair value of $42,771 and
     $43,354 at December 31, 1997 and 1996)                                                 41,554         42,741

Total loans                                                                                728,239        633,984
Less: Allowance for loan losses                                                            (10,517)        (9,607)
                                                                                    --------------------------------
                                                                        Net loans          717,722        624,377

Premises and equipment, net                                                                 17,123         16,580
Accrued interest receivable and other assets                                                24,721         18,489
                                                                                    --------------------------------
                                                                     Total assets       $1,020,281       $947,068
                                                                                    ================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Non-interest bearing                                                                 $  113,415       $119,831
   Interest bearing                                                                        727,892        678,165
                                                                                    --------------------------------
                                                                   Total deposits          841,307        797,996
Short-term borrowings                                                                       42,642         29,154
Long-term borrowings                                                                         7,102           -
Accrued interest payable and other liabilities                                              15,208         10,507
                                                                                    --------------------------------
                                                                Total liabilities          906,259        837,657
Shareholders' Equity:
   Common stock, $1 par value; 20,000 shares authorized and 9,316 shares issued, including 106 and 11 shares in treasury at December 31, 1997 and 1996
                                                                                             9,310          9,308
   Capital surplus                                                                          19,784         19,757
   Retained earnings                                                                        86,768         79,876
   Treasury stock, at cost                                                                  (2,938)          (175)
   Unrealized gain on available-for-sale securities, net                                     1,098            645
                                                                                    --------------------------------
                                                       Total shareholders' equity          114,022        109,411
                                                                                    --------------------------------
                                       Total liabilities and shareholders' equity       $1,020,281       $947,068
                                                                                    ================================


See notes to consolidated financial statements.

-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF INCOME

HORIZON BANCORP, INC.
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    YEAR ENDED DECEMBER 31
                                                                               1997         1996          1995
                                                                           -----------------------------------------
Interest income:
   Interest and fees on loans                                                  $61,916      $57,577      $54,921
   Interest and dividends on investment securities:
     Taxable                                                                    10,835       12,579       12,185
     Tax-exempt                                                                  3,200        2,673        2,355
   Federal funds sold and other                                                    419          810        1,157
                                                                           -----------------------------------------
                                                   Total interest income        76,370       73,639       70,618

Interest expense:
   Deposits                                                                     29,921       28,424       26,869
   Short-term borrowings                                                         1,352          846          731
   Other                                                                            48            -            -
                                                                           -----------------------------------------
                                                  Total interest expense        31,321       29,270       27,600
                                                                           -----------------------------------------
                                                     Net interest income        45,049       44,369       43,018
Provision for loan losses                                                        2,402        3,334        2,505
                                                                           -----------------------------------------
                     Net interest income after provision for loan losses        42,647       41,035       40,513

Other income:
   Service charges and fees                                                      3,938        3,432        3,256
   Trust income                                                                    921          923          887
   Investment securities losses                                                    (18)         (79)        (131)
   Other                                                                         1,056        1,074          985
                                                                           -----------------------------------------
                                                      Total other income         5,897        5,350        4,997

Other expenses:
   Salaries and employee benefits                                               12,845       12,878       12,567
   Net occupancy and equipment expense                                           4,196        3,624        3,822
   Outside data processing                                                       2,069        1,996        1,986
   Federal deposit insurance                                                        95           11          986
   Advertising                                                                     533          585          758
   Other                                                                         7,491        9,990        7,902
                                                                           -----------------------------------------
                                                    Total other expenses        27,229       29,084       28,021
                                                                           -----------------------------------------
                                              Income before income taxes        21,315       17,301       17,489
Applicable income taxes                                                          7,488        6,150        6,007
                                                                           -----------------------------------------
                                                              Net income       $13,827      $11,151      $11,482
                                                                           =========================================

Earnings per common share:

  Basic                                                                         $1.49        $1.20         $1.23
                                                                           =========================================
  Diluted                                                                       $1.49        $1.20         $1.23
                                                                           =========================================

Average common shares outstanding:

  Basic                                                                          9,254        9,296        9,298
                                                                           =========================================
  Diluted                                                                        9,278        9,308        9,301
                                                                           =========================================


See notes to consolidated financial statements.

-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

HORIZON BANCORP, INC.
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       UNREALIZED
                                                                                      (LOSS) GAIN
                                                                                           ON
                                                                                       AVAILABLE    DEFERRED
                                           COMMON    CAPITAL    RETAINED   TREASURY     FOR SALE      ESOP
                                           STOCK     SURPLUS    EARNINGS     STOCK     SECURITIES   BENEFITS    TOTAL
                                        ---------------------------------------------------------------------------------
Balances at January 1, 1995                $4,653    $19,744     $71,163    $   --       $(2,547)    $ (121)   $ 92,892
   Net income                                  --         --      11,482        --            --         --      11,482
   Cash dividends declared by pooled
     companies:
         Horizon ($0.53 per share)             --         --      (2,973)       --            --         --      (2,973)
         Twentieth                                                (1,080)                                        (1,080)
   Purchase of  treasury shares                --         --          --      (175)           --         --        (175)
   Reduction in ESOP indebtedness              --         --          --        --            --        121         121
   Change in unrealized (loss) gain
     on available-for-sale
     securities, net of deferred
     income taxes                              --         --          --        --         4,116         --       4,116
                                        ---------------------------------------------------------------------------------
Balances at December 31, 1995               4,653     19,744      78,592      (175)        1,569         --     104,383
   Net income                                  --         --      11,151        --            --         --      11,151
   Cash dividends declared by pooled
     companies:
         Horizon ($0.62 per share)             --         --      (4,673)        --           --         --      (4,673)
         Twentieth                                                  (540)                                          (540)
   Redemption of fractional shares
     in pooling                                --         (6)         --         --           --         --          (6)
   Stock options exercised                      1         19          --         --           --         --          20
   Two for one stock split in the
     form of a 100% stock dividend          4,654         --      (4,654)        --           --         --          --
   Change in unrealized gain on
     available-for-sale securities,
     net of deferred income taxes              --         --          --         --         (924)        --        (924)
                                        ---------------------------------------------------------------------------------
Balances at December 31, 1996               9,308     19,757      79,876       (175)         645         --     109,411
   Net income                                  --         --      13,827         --           --         --      13,827
   Cash dividends declared ($0.75
     per share)                                --         --      (6,935)        --           --         --      (6,935)
   Purchase of treasury shares                 --         --          --     (2,763)          --         --      (2,763)
   Stock options exercised                      2         27          --         --           --         --          29
   Change in unrealized gain on
     available-for-sale securities,
     net of deferred income taxes              --         --          --         --          453         --         453
                                        ---------------------------------------------------------------------------------
Balances at December 31, 1997              $9,310    $19,784     $86,768    $(2,938)     $ 1,098     $   --    $114,022
                                        =================================================================================


See notes to consolidated financial statements.

-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CASH FLOWS

HORIZON BANCORP, INC.
(IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31
                                                                               1997         1996          1995
                                                                           -----------------------------------------
OPERATING ACTIVITIES

Net income                                                                     $13,827      $11,151      $11,482
Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation                                                                1,762        1,524        1,669
     Provision for loan losses                                                   2,402        3,334        2,505
     Deferred income tax benefit                                                  (231)        (971)        (786)
     Amortization                                                                  306          618          758
     Loss on sale of investment securities                                          18           79          131
     Gain on sale of assets                                                         --          (48)          --
     Change in accrued interest receivable and other assets                       (886)         136       (1,075)
     Change in accrued interest payable and other liabilities                    2,852         (245)       3,501
                                                                           -----------------------------------------
                               Net cash provided by operating activities        20,050       15,578       18,185

INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities                            48,893       24,907        4,818
Proceeds from maturities of available-for-sale securities                       26,965       40,524       14,624
Purchases of available-for-sale securities                                     (23,412)     (66,213)     (59,163)
Proceeds from maturities of held-to-maturity securities                          1,480       19,527       42,535
Purchases of held-to-maturity securities                                            --      (12,845)     (15,677)
Net increase in loans                                                          (74,647)     (15,663)     (23,423)
Purchases of premises and equipment                                             (1,537)      (1,258)      (5,021)
(Sale) purchase of branches, net of cash paid or received                           --       (4,588)       3,456
Cash paid in acquisition, net of cash received                                 (13,642)          --           --
                                                                           -----------------------------------------
                                   Net cash used in investing activities       (35,900)     (15,609)     (37,851)

FINANCING ACTIVITIES
Net increase (decrease) in deposits                                             11,268       (2,767)      21,979
Proceeds from long-term borrowings                                               7,102           --           --
Increase in short-term borrowings                                               13,488        6,968        2,146
Cash dividends paid                                                             (6,935)      (5,213)      (4,053)
Stock options exercised and fractional shares                                       29           14           --
Acquisition of treasury shares                                                  (2,763)          --         (175)
                                                                           -----------------------------------------
                     Net cash provided by (used in) financing activities        22,189         (998)      19,897
                                                                           -----------------------------------------
                    Net increase (decrease) in cash and cash equivalents         6,339       (1,029)         231
Cash and cash equivalents at beginning of year                                  38,958       39,987       39,756
                                                                           -----------------------------------------
                                Cash and cash equivalents at end of year       $45,297      $38,958      $39,987
                                                                           =========================================


See notes to consolidated financial statements.

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

HORIZON BANCORP, INC.
DECEMBER 31, 1997
(IN THOUSANDS, EXCEPT PER SHARE DATA)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

ORGANIZATION

Horizon Bancorp, Inc. (Horizon) is a bank holding company with five banking subsidiaries engaged in community banking activities and providing financial services to individuals and businesses throughout southeastern and southwestern West Virginia. Horizon considers all of its principal business activities to be bank related.

BASIS OF ACCOUNTING

The accounting and reporting policies of Horizon conform to generally accepted accounting principles and to general practices within the banking industry. The accompanying consolidated financial statements include the accounts of Horizon and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The following is a summary of the more significant policies.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Horizon considers cash and due from banks and federal funds sold as cash and cash equivalents.

INVESTMENT SECURITIES

Management determines the appropriate classification of securities at the time of purchase. Debt securities are classified as held-to-maturity when Horizon has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity and marketable equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of deferred income taxes, reported as a separate component of shareholders' equity.
Horizon does not hold investment securities for trading purposes.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level believed by management to be adequate to absorb estimated loan losses. Management's periodic evaluation of the adequacy of the allowance is based on Horizon's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. The allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

The evaluation of the adequacy of the allowance for loan losses is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

INTANGIBLE ASSETS

Goodwill is being amortized on a straight-line basis over 15 years. Management periodically reviews goodwill and other intangibles for possible impairment.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed principally on the straight-line method over the estimated useful lives of the assets.

INCOME TAXES

Deferred income taxes are provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate.

REVENUE RECOGNITION

Interest on loans and amortization of unearned income are computed by methods which generally result in level rates of return on principal amounts outstanding. Loan origination and commitment fees and direct loan origination costs other than dealer related expenses are being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.

The accrual of interest income on commercial and real estate loans is generally discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, unpaid interest credited to income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest, and the loan is in the process of collection. Generally, loans are restored to accrual status when the obligation becomes current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

EMPLOYEE BENEFIT PLAN

Horizon has a defined benefit pension plan covering substantially all its employees. Pension costs are actuarially determined and charged to expense. Horizon provides no postretirement benefits other than pension benefits or postemployment benefits.

Horizon provides certain officers and directors with deferred compensation and supplemental retirement benefits. Estimated amounts to be paid under the deferred compensation and supplemental retirement agreements are accrued over the period of the employees or directors active employment from the time the agreement is signed to the employee or directors full eligibility date.

STOCK-BASED COMPENSATION

Horizon follows the intrinsic value method in accounting for its stock options. Under the intrinsic value method, compensation expense is determined on the measurement date, that is, the first date on which both the number of shares the employee is entitled to receive, and the exercise price are known and is measured based on the award's intrinsic value--the excess of the market price of the stock over the exercise price on the measurement date. For Horizon's stock options, the intrinsic value on the measurement date (which is the date of grant) is zero, and no compensation expense is recognized.

NET INCOME PER COMMON SHARE

Horizon adopted the provision of Statement of Financial Accounting Standards (SFAS No. 128) effective December 31, 1997. Under SFAS No. 128, basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share is based upon net income divided by the weighted-average number of shares outstanding increased by the number of incremental shares of common stock which would be issued assuming the exercise of stock options. The impact of this change was insignificant. The incremental shares related to the options were 24, 12, and 3, in 1997, 1996, and 1995, respectively.

NEW ACCOUNTING STANDARDS

During 1997, the FASB issued several new accounting pronouncements which will become effective in 1998. These pronouncements include SFAS No. 129, Disclosure of Information about Capital Structure; SFAS No. 130, Reporting Comprehensive Income; and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company is in the process of fully evaluating these new pronouncements and expects to adopt them in 1998 in accordance with the requirements. Such adoption is not expected to have a significant impact on the financial position or results of operations of the Company.

In June 1996, the FASB issued Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which is applicable to Horizon effective January 1, 1997. In October 1996, the FASB agreed to defer the effective date for one year for the following transactions: securities lending, repurchase agreements, dollar rolls, and other similar secured transactions. Statement No. 125 establishes standards for determining whether certain transfers of financial assets should be considered sales of all or part of the assets or as secured borrowings. Statement No. 125 also establishes standards for settlements of liabilities through the transfer of assets to a creditor or obtaining an unconditional release and whether these settlements should prove the debt extinguished. The adoption of this standard did not and is not expected to have a material impact on Horizon's financial statements.

RECLASSIFICATIONS

Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation. Such reclassifications had no impact on net income or shareholders' equity.

--------------------------------------------------------------------------------
2. ACQUISITIONS
--------------------------------------------------------------------------------

In the fourth quarter of 1997, Horizon announced that it had entered into a non-binding letter of intent for the acquisition of Bank of Mingo (Mingo) through a merger of Mingo into Horizon. Mingo operates three banking offices in West Virginia with total assets of $66.3 million at December 31, 1997. The transaction is valued at $18.0 million and is subject to approval by the appropriate regulatory authorities and the stockholders of Mingo with an expected closing during the second quarter of 1998. The acquisition will be accounted for under the purchase method of accounting.

In September 1997, Horizon consummated its acquisition of Beckley Bancorp, Inc. (Beckley), headquartered in Beckley, West Virginia. Under the terms of the agreement, Horizon paid $15.4 million in cash. The acquisition was accounted for as a purchase transaction and accordingly, the results of operations attributable to the acquisition have been included in the consolidated totals from the date of acquisition. The excess of the purchase price over the fair market value of the net assets (i.e. goodwill) of Beckley approximated $4.5 million and is being amortized over a period of 15 years. Since the acquisition was not significant no proforma financial information has been included.

In August 1996, Horizon acquired Twentieth Bancorp, Inc. (Twentieth), headquartered in Huntington, West Virginia. The transaction was accounted for under the pooling of interests method, and accordingly, the consolidated financial statements for all periods presented have been restated to include the financial information of Twentieth.

In prior years, Horizon has acquired banks in acquisitions accounted for using the purchase method of accounting. The purchase prices were allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based upon their estimated fair value at the date of consummation. Deposit base intangibles, included in other assets approximated $419 at December 31, 1997. Goodwill, also included in other assets, approximated $5,330 and $1,012 at December 31, 1997 and 1996 respectively net of amortization. Amortization of intangibles approximated $449, $341, and $374 in 1997, 1996, and 1995.

--------------------------------------------------------------------------------
3. INVESTMENT SECURITIES
--------------------------------------------------------------------------------

The amortized cost and estimated fair values of investment securities are as follows:

                                                                           DECEMBER 31, 1997
                                                     ---------------------------------------------------------------
                                                                         GROSS           GROSS         ESTIMATED
                                                       AMORTIZED      UNREALIZED       UNREALIZED        FAIR
                                                          COST           GAINS           LOSSES          VALUE
                                                     ---------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES
U.S. Treasury securities and obligations of U.S.
   government agencies and corporations
                                                         $131,426        $1,206           $ (80)        $132,552
Obligations of states and political subdivisions           21,038           642                           21,680
Mortgage-backed securities                                  9,668            53             (49)           9,672
Other equity securities                                     9,873           111             (24)           9,960
                                                     ---------------------------------------------------------------
                                            Totals       $172,005        $2,012           $(153)        $173,864
                                                     ===============================================================

HELD-TO-MATURITY SECURITIES
Obligations of states and political subdivisions         $ 41,554        $1,222             $(5)        $ 42,771
                                                     ===============================================================

                                                                           DECEMBER 31, 1996
                                                     ---------------------------------------------------------------
                                                                         GROSS           GROSS         ESTIMATED
                                                       AMORTIZED      UNREALIZED       UNREALIZED        FAIR
                                                          COST           GAINS           LOSSES          VALUE
                                                     ---------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES
U.S. Treasury securities and obligations of U.S.
   government agencies and corporations                  $154,053       $1,140             $(354)       $154,839
Obligations of states and political subdivisions           21,121          345               (23)         21,443
Mortgage-backed securities                                 15,219           63              (135)         15,147
Other equity securities                                    14,441           91               (38)         14,494
                                                     ---------------------------------------------------------------
                                            Totals       $204,834       $1,639             $(550)       $205,923
                                                     ===============================================================

HELD-TO-MATURITY SECURITIES
Obligations of states and political subdivisions         $ 42,741       $  756             $(143)       $ 43,354
                                                     ===============================================================


In accordance with provisions of FASB 115, Accounting for Certain Investments in Debt and Equity Securities, Horizon chose to reclassify securities held by Twentieth Bancorp, Inc., at the time of its acquisition in August 1996, from held-to-maturity to available-for-sale. At the date of transfer, the amortized cost of those securities was $17,806 and the unrealized gain on those securities was $57 (net of $40 in deferred income taxes), which is included in shareholders' equity.

On November 15, 1995, the FASB staff issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. In accordance with provisions in that Special Report, Horizon chose to reclassify securities from held-to-maturity to available-for-sale. At the date of transfer, the amortized cost of those securities was $44,586 and the unrealized gain on those securities was $275 (net of $191 in deferred income taxes), which is included in shareholders' equity.

The amortized cost and estimated fair values of investment securities at December 31, 1997, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain securities include the right to call or prepay the obligations prior to their contractual maturities.

                                                                               AMORTIZED       ESTIMATED
                                                                                 COST          FAIR VALUE
                                                                           ----------------------------------
       AVAILABLE-FOR-SALE
       Due in one year or less                                                  $  33,942        $  33,935
       Due after one year but through five years                                   73,349           74,285
       Due after five years but through ten years                                  47,967           48,658
       Due after ten years                                                          7,046            7,314
       Mortgage-backed securities                                                   9,701            9,672
                                                                           ----------------------------------
                                                                                $ 172,005        $ 173,864
                                                                           ==================================

       HELD-TO-MATURITY
       Due in one year or less                                                  $     612        $     623
       Due after one year but through five years                                   13,332           13,642
       Due after five years but through ten years                                  21,485           22,147
       Due after ten years                                                          6,125            6,359
                                                                           ----------------------------------
                                                                                $  41,554        $  42,771
                                                                           ==================================

During the years ended December 31, 1997, 1996, and 1995, available-for-sale securities with a fair value at the date of sale of $48,900, $24,900, and $4,800 were sold. The gross realized gains on such sales totaled $42, $20, and $0 and the gross realized losses totaled $60, $99, and $131 in 1997, 1996, and 1995.

At December 31, 1997 and 1996, investment securities with carrying amounts of $68,200 and $44,817, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

--------------------------------------------------------------------------------
4. LOANS
--------------------------------------------------------------------------------

Major classifications of loans are as follows:

                                                                                         DECEMBER 31
                                                                                     1997            1996
                                                                             --------------------------------
       Commercial                                                                  $232,076        $218,714
       Real estate - construction                                                     6,278           8,065
       Real estate - mortgage                                                       270,149         228,447
       Consumer loans                                                               219,736         178,758
                                                                             --------------------------------
                                                               Total loans          728,239         633,984
       Less allowance for loan losses                                               (10,517)         (9,607)
                                                                             --------------------------------
                                                                 Net loans         $717,722        $624,377
                                                                             ================================

Horizon's subsidiaries have granted loans to officers and directors of Horizon and its subsidiaries and to their associates. Related party loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.





The following presents the activity with respect to related party loans during 1997:

              Balance at January 1, 1997                                                    $16,717
              Loans made                                                                      3,535
              Principal collected                                                            (7,448)
              Other changes                                                                      96
                                                                                        --------------
              Balance at December 31, 1997                                                  $12,900
                                                                                        ==============

Other changes primarily represent additions to and changes in director and executive officer status.

--------------------------------------------------------------------------------
5. ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------

A summary of changes in the allowance for loan losses follows:

                                                                            1997         1996        1995
                                                                        -------------------------------------
       Balance at beginning of year                                        $ 9,607      $8,522      $8,153

       Charge-offs                                                          (3,853)     (3,636)     (2,789)
       Recoveries                                                            2,052       1,387         653
                                                                        -------------------------------------
       Net charge-offs                                                      (1,801)     (2,249)     (2,136)

       Provision for loan losses                                             2,402       3,334       2,505
       Balance of acquired institution                                         309          --          --
                                                                        -------------------------------------
                                               Balance at end of year      $10,517      $9,607      $8,522
                                                                        =====================================

At December 31, 1997 and 1996, the recorded investment in loans that are considered to be impaired approximated $2,700 and $5,700 (of which $2,200 and $1,600 were on a nonaccrual basis). Included in this amount are $2,000 and $2,600 of impaired loans for which the related allowance for loan losses is $770 and $790; and $700 and $3,100 of impaired loans that, as a result of write-downs or being well secured, do not have an allowance for loan losses. The average recorded investment in impaired loans during the years ended December 31, 1997, 1996, and 1995 approximated $3,400, $7,300 and $6,500. For the years ended December 31, 1997, 1996, and 1995, Horizon recognized interest income on those impaired loans of $240, $440, and $430 which included $200, $400 and $430 of interest income recognized using the cash basis method of income recognition.

--------------------------------------------------------------------------------
6. PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

The major categories of premises and equipment and related accumulated depreciation are summarized as follows:

                                                                                        1997         1996
                                                                                  ---------------------------
       Land                                                                          $  2,860     $  2,791
       Building and improvements                                                       17,722       17,065
       Furniture and equipment                                                         13,942       12,678
                                                                                  ---------------------------
                                                                                       34,524       32,534
       Less accumulated depreciation                                                  (17,401)     (15,954)
                                                                                  ---------------------------
                                                                                     $ 17,123     $ 16,580
                                                                                  ===========================

Horizon has entered into noncancelable operating lease agreements with respect to certain premises and equipment. The minimum annual rental commitment under these operating leases is: 1998--$61; 1999--$26; 2000--$21; 2001--$21;
2002--$16; with $1,100, of commitments extending beyond 2002.

Total rent expense, including cancelable and noncancelable leases, approximated $273, $200, and $175, in 1997, 1996, and 1995, respectively.

--------------------------------------------------------------------------------
7. DEPOSITS
--------------------------------------------------------------------------------


Interest-bearing deposits include various time deposit products. Time deposits outstanding at December 31, 1997, have scheduled maturities of $292,674 in 1998, $63,677 in 1999, $17,118 in 2000, $3,038 in 2001, and $49,640 in 2002 and $115
thereafter. At December 31, 1997 and 1996, time deposits exceeding $100 approximated $77,444 and $65,173.

Interest paid on deposits and short-term borrowings approximated $30,600, $29,700, and $25,400 in 1997, 1996, and 1995.

--------------------------------------------------------------------------------
8. SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------

Certain of Horizon's subsidiary banks are members of the Federal Home Loan Bank of Pittsburgh (FHLB). One benefit of being a member of the FHLB is that it provides Horizon with an additional source of short-term and long-term funding, in the form of collateralized advances. At December 31, 1997, Horizon is entitled to receive approximately $131,000 in collateralized advances from the FHLB at prevailing interest rates, subject to satisfying the Capital Stock Requirement provisions of the Agreement, as defined.

Short-term borrowings consist primarily of securities sold under agreements to repurchase and federal funds purchased. The weighted average interest rate on short-term borrowings approximated 4.8% and 4.5% at December 31, 1997 and 1996.

--------------------------------------------------------------------------------
9. LONG-TERM DEBT
--------------------------------------------------------------------------------

In October 1997, Horizon entered into two credit agreements with an unrelated party to provide long-term financing. The agreements provided a term loan of $4,000 and a revolving loan of $3,000 to Horizon, and at December 31, 1997, the full loan amount of each was outstanding. The loans bear interest at 1.15% over LIBOR. Principal payments on the term loan are due quarterly beginning January 1998 and ending October 2002. The revolving loan expires in October 1998 but can be extended upon the agreement of both parties. The loan agreements contain certain restrictive covenants, relating to capital adequacy, non-performing assets and debt to equity ratios.

Maturities of long-term debt are as follows:

                       1998                            $3,816
                       1999                               816
                       2000                               818

                               2001                               820
                               2002                               820
                               Thereafter                          12
                                                            ----------
                                                     Total     $7,102
                                                            ==========


--------------------------------------------------------------------------------
10. INCOME TAXES
--------------------------------------------------------------------------------

Significant components of Horizon's deferred tax assets and liabilities, which are included in other assets, are as follows:

                                                                                           DECEMBER 31
                                                                                         1997        1996
                                                                                    -------------------------
       Deferred tax assets:
          Allowance for loan losses                                                     $4,250      $3,627
          Accrued employee benefits                                                      1,874       1,614
          Other                                                                             83          95
                                                                                    -------------------------
                                                        Total deferred tax assets        6,207       5,336

       Deferred tax liabilities:
          Loans                                                                            914          63
          Available-for-sale securities                                                    762         442
          Premises and equipment                                                           812         542
          Other                                                                            364         185
                                                                                    -------------------------
                                                   Total deferred tax liabilities        2,852       1,232
                                                                                    -------------------------
                                                          Net deferred tax assets       $3,355      $4,104
                                                                                    =========================

The applicable income tax provisions included in the consolidated statements of income are summarized as follows:

                                                                             1997        1996        1995
                                                                        -------------------------------------
       Current:
          Federal                                                           $6,551      $6,040      $5,822
          State                                                              1,168       1,081         971
                                                                        -------------------------------------
                                                        Total current        7,719       7,121       6,793
       Deferred:
          Federal                                                             (196)       (830)       (688)
          State                                                                (35)       (141)        (98)
                                                                        -------------------------------------
                                                       Total deferred         (231)       (971)       (786)
                                                                        -------------------------------------
                                                                Total       $7,488      $6,150      $6,007
                                                                        =====================================

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                    1997                  1996                 1995
                                              AMOUNT       %        AMOUNT       %        AMOUNT       %
                                           ------------------------------------------------------------------
      Tax at statutory federal rate            $7,460     35.0%      $6,055     35.0%      $6,121     35.0%
      Plus: State income tax, net of
         federal tax benefits                     737      3.5          611      3.5          570      3.3
                                           ------------------------------------------------------------------
                                                8,197     38.5        6,666     38.5        6,691     38.3

      (Decrease) increase in taxes
         resulting from:
           Tax-exempt interest                 (1,027)    (4.8)        (911)    (5.3)        (840)    (4.8)
           Other - net                            318      1.4          395      2.3          156      0.8
                                           ------------------------------------------------------------------
                                               $7,488     35.1%      $6,150     35.5%      $6,007     34.3%
                                           ==================================================================

Income taxes relating to securities transactions approximated $(44), $(32), and $(54) in 1997, 1996, and 1995, respectively.

Income taxes paid approximated $7,300, $6,800, and $6,750 in 1997, 1996, and 1995, respectively.

--------------------------------------------------------------------------------
11. EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

Horizon has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during employment. Horizon's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

The following table sets forth the Plan's funded status and amounts recognized in Horizon's consolidated balance sheets at December 31:

                                                                                        1997        1996
                                                                                    -------------------------
       Projected benefit obligation:
          Vested benefit obligation                                                    $ 6,123     $ 5,202
          Nonvested benefit obligation                                                     222         185
                                                                                    -------------------------
                                                   Accumulated benefit obligation        6,345       5,387
       Effect of estimated future compensation increases                                 2,525       2,140
                                                                                    -------------------------
                                                     Projected benefit obligation        8,870       7,527
       Plan assets at fair value                                                         8,093       6,766
                                                                                    -------------------------
                            Projected benefit obligation in excess of plan assets         (777)       (761)

       Unrecognized prior service cost                                                   1,142       1,277
       Unrecognized net asset at transition, net of amortization                          (316)       (346)
       Unrecognized net gain from past experience different
         from that assumed                                                              (1,927)     (1,420)
                                                                                    -------------------------
                               Accrued pension cost included in other liabilities      $(1,878)    $(1,250)
                                                                                    =========================

Following is a summary of the components of net periodic pension cost:

                                                                               YEAR ENDED DECEMBER 31
                                                                            1997        1996        1995
                                                                        -------------------------------------
       Service cost - benefits earned during the period                      $751        $513        $463
       Interest cost on projected benefit obligation                          561         547         485
       Actual return on plan assets                                        (1,297)       (863)       (970)
       Net amortization and deferral                                          727         368         558
                                                                        -------------------------------------
                                            Net periodic pension cost        $742        $565        $536
                                                                        =====================================

Assumptions used in the accounting for defined benefit plans were as follows:

                                                                                AS OF DECEMBER 31
                                                                          1997        1996         1995
                                                                      ---------------------------------------
       Weighted average discount rate                                     7.25%       7.75%       7.50%
       Rate of increase in future compensation levels                     5.00%       6.00%       6.00%
       Expected long-term rate of return on plan assets                   8.00%       8.50%       8.50%

Plan assets consist principally of U.S. Government securities, corporate stocks and bonds, and other short-term investments. The unrecognized net gain increased in 1997 due to the change in the weighted average discount rate.

Horizon has individual deferred compensation and supplemental retirement agreements with certain directors and officers. The cost of such individual agreements is being accrued over the period of active service from the date of the respective agreement. The cost of such agreements approximated $395, $420, and $490 during 1997, 1996, and 1995. The liability for such agreements approximated $2,254 and $2,440 at December 31, 1997 and 1996, and is included in other liabilities in the accompanying consolidated balance sheets.

To assist in funding the above liabilities, Horizon has insured the lives of certain directors and officers. Horizon is the owner and beneficiary of the insurance policies with a cash surrender value approximating $3,107 and $2,900 at December 31, 1997 and 1996, included in other assets in the accompanying consolidated balance sheets.

During 1995, the Horizon Employee Stock Ownership Plan (ESOP) retired its remaining outstanding debt and distributed the plan assets to the plan participants.



--------------------------------------------------------------------------------
12. STOCK OPTION PLAN
--------------------------------------------------------------------------------

Horizon has an incentive stock option plan for certain key employees. Pursuant to this plan, an aggregate maximum of 200,000 shares of common stock were reserved for issuance, however, no more than 20,000 options may be issued in any calendar year. All options granted have 5 year terms and vest over a three year period.

The exercise price of Horizon's stock options granted equals the market price of the underlying stock on the date of the grant. Accordingly, no compensation is recognized for the options granted. Pro forma net income and earnings per share, applying the fair value method to options awarded has not been included herein because amounts would not be materially different from amounts reported in the consolidated financial statements.

A summary of Horizon's stock option activity, and related information for the years ended December 31 follows:

                                                             1997                           1996
                                                 -----------------------------  -----------------------------
                                                                 WEIGHTED-                      WEIGHTED-
                                                                  AVERAGE                        AVERAGE
                                                                 EXERCISE                       EXERCISE
                                                    OPTIONS        PRICE           OPTIONS        PRICE
                                                 -----------------------------  -----------------------------
       Outstanding at beginning of year                  75          $17                60          $16
       Granted                                           20           29                20           20
       Exercised                                         (2)          15                (1)          15
       Forfeited                                         (1)          14                (4)          15
                                                 --------------                 --------------
       Outstanding at end of year                        92          $20                75          $17
                                                 ==============                 ==============

       Exercisable at end of year                        33          $16                15          $14

       Weighted-average fair value of options
          granted during the year                     $5.50                          $3.54

Exercise prices for options outstanding as of December 31, 1997, ranged from $14.25 to $29.00. The weighted-average remaining contractual life of those options is 3 years.

--------------------------------------------------------------------------------
13. REGULATORY MATTERS
--------------------------------------------------------------------------------

Horizon's subsidiaries are required to maintain average balances with the Federal Reserve Bank or as cash in vault. The average amount of the required reserve balances for the year ended December 31, 1997, was approximately $8,800.

Horizon and its banking subsidiaries are subject to various regulatory capital requirements administered by the banking regulatory agencies. Under capital adequacy guidelines, Horizon and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of Horizon and its banking subsidiaries' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Horizon and its banking subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures require Horizon and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that Horizon and its banking subsidiaries meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency categorized Horizon and its banking subsidiaries as well capitalized. To be categorized as well capitalized, Horizon and its banking subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category. However, the volatility of the unrealized gain or loss on available-for-sale securities, which is a component of capital, may significantly affect capital adequacy in the future.

Horizon and its three significant subsidiaries' actual capital amounts and ratios are presented in the following table.

                                                         1997                 1996
                                                 ------------------------------------------
                                                                                                            WELL
                                                                                             MINIMUM    CAPITALIZED
                                                   AMOUNT    RATIO      AMOUNT    RATIO       RATIO        RATIO
                                                 ---------------------------------------------------------------------
   Total Capital (to Risk Weighted Assets):
     Horizon Bancorp                               115,812   16.4%      115,917   17.8%       ->8.0%      ->10.0%
     Bank of Raleigh                                45,694   15.8%       38,949   15.6%       ->8.0%      ->10.0%
     Twentieth Street Bank                          33,669   15.8%       34,787   17.1%       ->8.0%      ->10.0%
     Greenbrier Valley National Bank                19,358   17.9%       18,808   16.8%       ->8.0%      ->10.0%

   Tier I Capital (to Risk Weighted Assets):
     Horizon Bancorp                               107,452   15.2%      107,754   16.5%       ->4.0%       ->6.0%
     Bank of Raleigh                                42,485   14.7%       35,833   14.4%       ->4.0%       ->6.0%
     Twentieth Street Bank                          31,020   14.6%       32,241   15.8%       ->4.0%       ->6.0%
     Greenbrier Valley National Bank                18,008   16.6%       17,412   15.6%       ->4.0%       ->6.0%

   Tier I Capital (to Average Assets):
     Horizon Bancorp                               107,452   11.1%      107,754   11.4%       ->4.0%       ->5.0%
     Bank of Raleigh                                42,485   12.5%       35,833   11.4%       ->4.0%       ->5.0%
     Twentieth Street Bank                          31,020   10.2%       32,241   10.0%       ->4.0%       ->5.0%
     Greenbrier Valley National Bank                18,008   10.2%       17,412   10.1%       ->4.0%       ->5.0%

The primary source of funds for the dividends paid by Horizon to its shareholders is dividends received from its subsidiary banks. Dividends paid by the subsidiary banks are subject to restriction by banking regulations. The most restrictive provision requires approval by the appropriate regulatory agency if dividends declared in any year exceed the current year's net income, plus the retained net profits of the two preceding years. During 1997, the subsidiary banks' net retained profits available for distribution to Horizon as dividends, without regulatory approval, approximate $2,760, plus net income for the interim period through the date of declaration.

--------------------------------------------------------------------------------
14. COMMITMENTS AND CONTINGENT LIABILITIES
--------------------------------------------------------------------------------

In the normal course of business, Horizon offers certain financial products to its customers to aid them in meeting their requirements for liquidity and credit enhancement. Generally accepted accounting principles require that these products be accounted for as contingent liabilities and, accordingly, they are not reflected in the accompanying financial statements. Horizon's exposure to loss in the event of nonperformance by the counterparty for commitments to extend credit and standby letters of credit is the contract or notional amounts of these instruments. Management does not anticipate any material losses as a result of these commitments and contingent liabilities. Following is a discussion of these commitments and contingent liabilities.

       STANDBY LETTERS OF CREDIT--These agreements are used by Horizon's customers as a means of improving their credit standing in their dealings with others. Under these agreements, Horizon guarantees certain financial commitments in the event that its customers are unable to satisfy their obligations. Horizon had issued standby letters of credit of $6,300 and $5,100 at December 31, 1997 and 1996.

       LOAN COMMITMENTS--At December 31, 1997 and 1996, Horizon had commitments outstanding to extend credit at prevailing market rates approximating $100,000 and $104,000. These commitments generally require the customers to maintain certain credit standards. The amount of collateral obtained, if deemed necessary by Horizon upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income producing commercial properties.

       Management conducts regular reviews of these commitments on an individual customer basis, and the results are considered in assessing the adequacy of Horizon's allowance for loan losses.

--------------------------------------------------------------------------------
15. PARENT COMPANY CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

CONDENSED BALANCE SHEETS

                                                                                                DECEMBER 31
                                                                                            1997          1996
                                                                                        ----------------------------
Cash                                                                                       $  2,476     $    820
Investment in subsidiary banks                                                              116,188      104,145
Investment securities                                                                         1,024        1,016
Premises and equipment                                                                        1,228          699
Receivable from consolidated subsidiary banks                                                   232          625
Other assets                                                                                  2,344        2,142
                                                                                        ----------------------------
                                                                         Total assets      $123,492     $109,447
                                                                                        ============================

Liabilities                                                                                $  9,470     $     36
Shareholders' equity                                                                        114,022      109,411
                                                                                        ----------------------------
                                           Total liabilities and shareholders' equity      $123,492     $109,447
                                                                                        ============================

STATEMENTS OF INCOME

                                                                                     YEAR ENDED DECEMBER 31
                                                                                  1997        1996        1995
                                                                              --------------------------------------
Dividends from subsidiary banks                                                  $16,921     $ 8,164     $ 6,858
Interest income on investment securities                                              63          67          49
Operating expenses                                                                (1,791)     (2,290)     (1,430)
                                                                              --------------------------------------
    Income before income tax and (excess dividends) equity in undistributed
                                               earnings of subsidiary banks       15,193       5,941       5,477
Income tax benefit                                                                   380         704         449
                                                                              --------------------------------------
                   Income before (excess dividends) equity in undistributed
                                               earnings of subsidiary banks       15,573       6,645       5,926
(Excess dividends) equity in undistributed earnings of subsidiary banks           (1,746)      4,506       5,556
                                                                              --------------------------------------
                                                                 Net income      $13,827     $11,151     $11,482
                                                                              ======================================

STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED DECEMBER 31
                                                                                  1997        1996        1995
                                                                              --------------------------------------
Operating activities:
   Net income                                                                   $ 13,827    $ 11,151    $ 11,482
   Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization                                                 264         602         477
       Excess dividends (equity in undistributed earnings) of subsidiary
         banks                                                                     1,746      (4,506)     (5,556)
       Decrease (increase) in receivables from consolidated subsidiary
         banks                                                                     2,489        (625)        157
       (Increase) in other assets                                                   (105)       (810)       (542)
       Increase (decrease) in other liabilities                                    2,430        (223)       (468)
                                                                              --------------------------------------
                                  Net cash provided by operating activities       20,651       5,589       5,550

Investing activities:
   Purchase of institution                                                       (15,447)         --          --
   Purchases of premises and equipment                                              (890)       (162)     (1,196)
   Maturities of investment securities                                               162         250          --
   Sales of investment securities                                                     --         149          --
   Purchases of investment securities                                               (151)       (376)       (602)
                                                                              --------------------------------------
                                      Net cash used in investing activities      (16,326)       (139)     (1,798)
Financing activities:
   Cash dividends paid                                                            (6,935)     (5,213)     (4,053)
   Proceeds from long-term borrowings                                              7,000          --          --
   Acquisition of treasury shares                                                 (2,763)         --        (175)
   Cash received in stock transactions, net of cash paid                              29          14          --
                                                                              --------------------------------------
                                      Net cash used in financing activities       (2,669)     (5,199)     (4,228)
                                                                              --------------------------------------
                                           Net increase (decrease)  in cash        1,656         251        (476)
Cash at beginning of year                                                            820         569       1,045
                                                                              --------------------------------------
                                                        Cash at end of year     $  2,476    $    820    $    569
                                                                              ======================================


--------------------------------------------------------------------------------
16. FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

Fair value information about financial instruments for which it is practicable to estimate that value are based upon quoted market prices, or if not available, estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from this presentation. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Horizon.

The following methods and assumptions were used by Horizon in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents: The carrying amounts for cash and cash equivalents approximate their fair value.

Investment Securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market values of comparable instruments.

Loans: The fair values of fixed rate commercial, real estate, and consumer loans are estimated using discounted cash flow analysis at interest rates currently being offered for loans with similar terms to borrowers of similar credit worthiness. For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are deemed to approximate carrying values.

Accrued Interest: The carrying value of accrued interest approximates its fair value.

Deposits: The fair value of demand deposits (i.e. interest and noninterest checking, passbook savings, and certain types of money market accounts) is, by definition, equal to their carrying amounts. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings: The carrying amounts for short-term borrowings approximate their fair values.

Commitments: The fair values of commitments (standby letters of credit and loan commitments) are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of these commitments approximates their carrying value. The estimated fair values of the Bank's financial instruments are as follows:

                                                                1997                         1996
                                                   ----------------------------------------------------------
                                                       CARRYING        FAIR         CARRYING         FAIR
                                                       AMOUNTS         VALUE        AMOUNTS         VALUE
                                                   ----------------------------------------------------------
       Financial assets:
          Cash and cash equivalents                   $  45,297      $  45,297     $  38,958      $  38,958
          Investment securities                         215,418        216,635       248,664        249,277
          Loans                                         717,722        721,177       624,377        625,504

       Financial liabilities:
          Deposits                                      841,307        846,858       797,996        800,480
          Short -term borrowings                         42,642         42,642        29,154         29,154
          Long -term borrowings                           7,102          7,102            --             --

--------------------------------------------------------------------------------
17. QUARTERLY FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------

Summarized quarterly financial data (in thousands of dollars except for per share amounts) for 1997 and 1996 is as follows:

                                                                            1997
                                                                       QUARTER ENDED
                                                 MARCH 31         JUNE 30       SEPTEMBER 30      DECEMBER 31
                                            ---------------------------------------------------------------------
Interest income                                  $18,235            $18,241         $19,516         $20,378
Interest expense                                   7,306              7,319           7,850           8,846
Net interest income                               10,929             10,922          11,666          11,532
Provision for loan losses                            700                400             409             893
Securities losses, net                               (38)                 2               4              14
Net income                                         3,242              3,512           3,527           3,546
Basic earnings per share                            0.35               0.38            0.38            0.39
Diluted earnings per share                          0.35               0.38            0.38            0.38
Average common shares outstanding:
  Basic                                            9,295              9,283           9,245           9,205
  Diluted                                          9,310              9,305           9,277           9,235

                                                                            1996
                                                                       QUARTER ENDED
                                                 MARCH 31         JUNE 30       SEPTEMBER 30      DECEMBER 31
                                            ---------------------------------------------------------------------
Interest income                                  $18,146           $18,305          $18,626         $18,562
Interest expense                                   7,305             7,264            7,367           7,334
Net interest income                               10,841            11,041           11,259          11,228
Provision for loan losses                            716               785              727           1,106
Securities losses, net                                (1)              (88)              --              10
Net income                                         2,833             2,598            2,751           2,969
Basic earnings per share                            0.30              0.28             0.30            0.32
Diluted earnings per share                          0.30              0.28             0.30            0.32
Average common shares outstanding:
  Basic                                            9,296             9,296            9,296           9,297
  Diluted                                          9,309             9,308            9,307           9,306

The 1996 and first three quarters of 1997 earnings per share amounts have been restated to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share.

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18. SUBSEQUENT EVENTS
--------------------------------------------------------------------------------

On August 7, 1998, Horizon Bancorp, Inc., a West Virginia corporation ("Horizon"), entered into an Agreement and Plan of Reorganization with City Holding Company, a West Virginia corporation ("City Holding"), for a tax-free merger of the two companies under which each outstanding share of common stock, par value $1.00 per share, of Horizon ("Horizon Common Stock") would be converted into the number of shares of common stock, par value $2.50 per share, of City Holding ("City Holding Common Stock"). Under the agreement, the exchange ratio is determined by dividing $45.00 per share of Horizon Common Stock (the "Common Stock Price Per Share") by the average closing price of the City Holding Common Stock as reported on the Nasdaq National Market for each of the 10 trading days ending on the 10th day prior to the day of the effective time of the merger between Horizon and City Holding (the "Average Close Price"), which quotient will be rounded to the nearest one-one thousandth (the "Exchange Ratio"); provided that if the Average Close Price is $44.50 or greater, then the Exchange Ratio shall be 1.011 and if the Average Close Price is $40.50 or less, then the Exchange Ratio shall be 1.111.